Exhibit 10 m) (iii)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of December 10, 2007 by and among State Bancorp, Inc., a New York business corporation (the “Company”), State Bank of Long Island, a banking corporation organized and operating under the laws of the State of New York (the “Bank”), and Thomas M. O’Brien, an individual (the “Executive”).

INTRODUCTORY STATEMENT

The Company is a bank holding company whose common stock is listed for trading on the Nasdaq Stock Market Global Market. The Bank is a wholly owned subsidiary of the Company and conducts a commercial and consumer banking business in the New York metropolitan area. The Executive has substantial prior experience as a senior executive at public and private banking companies in the New York metropolitan area, including service as chief executive officer. The Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”) have caused the Bank and the Company to enter into an EmploymentAgreement with the Executive as of November 6, 2006 (the “Prior Agreement”) to secure his services.  The Executive, the Company and the Bank wish to amend and restate the Prior Agreement pursuant to section 31 thereof.  The terms and conditions which the Company, the Bank and the Executive have agreed to are as follows.

AGREEMENT

1.  Employment.

The Company and the Bank hereby offer to employ the Executive, and the Executive hereby accepts such employment, during the period and on the terms and conditions set forth in this Agreement.

2.  Employment Period; Remaining Unexpired Employment Period.

(a)            The Bank shall employ the Executive for a period of five (5) years beginning on November 6, 2006 (the “Employment Commencement Date”) and ending on the fifth (5th) anniversary of the Employment Commencement Date (the “Employment Period”).

(b)            Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the last day of the Employment Period.

(c)            Nothing in this Agreement shall be deemed to prohibit the Bank or the Company from terminating the Executive’s employment before the end of the Employment Period with or without notice and for any reason or without reason. This Agreement shall determine the relative rights and obligations of the Company, the Bank and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require a termination, or prohibit a continuation, of the Executive’s employment at the expiration of the Employment Period. Any such continuation shall be on an “at-will” basis unless the Company, the Bank and the Executive agree otherwise.

3.  Duties/Investment.

(a)            The Executive shall be elected to the position of President and Chief Operating Officer of the Bank and the Company as of the Employment Commencement Date and to the additional positions of Chief Executive Officer of the Bank and the Company effective upon the retirement of the incumbent Chief Executive Officer from such positions, shall have such power, authority and responsibility and perform such duties as are prescribed by or under the Bank’s By-Laws and as are customarily associated with such position and shall report only to the Company Board and the Bank Board.

(b)            The Executive shall also serve as a member of the Bank Board and the Company Board and as an officer or director of any subsidiary or affiliate of the Bank or the Company, if duly elected or appointed to serve in such capacities.

(c)            The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and the Bank and shall use all of his skill and efforts to advance their best interests. On the Employment Commencement Date, the Executive shall execute a copy of the Company’s Code of Business Conduct and Ethics.

(d)            Within a reasonable period after the Employment Commencement Date, the Executive agrees to invest $1,000,000 in the Company’s Common Stock on a basis reasonably acceptable to the Company and the Executive consistent with the Company’s stock ownership guidelines for executives.

4.  Outside Activities.

The Executive may serve as a member of the boards of directors or other governing bodies of such business, community and charitable organizations as he may disclose to and as may be approved by the Company Board, or the Compensation Committee or Executive Committee thereof (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank or the Company and generally applicable to all similarly situated executives. As of the date of thisAgreement, the Executive has disclosed to, the Company Board has approved, the Executive’s service as a director of the entities enumerated on Exhibit A to this Agreement.

5.  Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Company’s executive offices as of the Employment Commencement Date, or at such other location as the Company and the Executive may mutually agree upon. The Company or the Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities (including but not limited to a Company owned or leased automobile) suitable to his positions with the Company and the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse the Executive for such ordinary and necessary travel, entertainment and business expenses consistent with past practice or as the Executive and the Company shall mutually agree are necessary and appropriate for business purposes, upon presentation of an itemized account of such expenses in such form as the Company may reasonably require.

6.  Compensation.

For his services under this Agreement during the Employment Period, the Bank and the Company shall provide the Executive with a compensation package consisting of the following: (i) a base salary; (ii) a stock-based signing bonus in the form of a restricted stock grant; (iii) an annual incentive; and (iv) a long-term incentive in the form of stock options, as follows:

(i)  Base Salary. The Company and the Bank shall pay the Executive a base salary at the annual rate of Fifty Thousand Dollars ($50,000) prior to July 1, 2007 and One Hundred Thousand Dollars ($100,000) thereafter, payable in approximately equal installments in accordance with the Bank’s customary payroll practices.  The Company Board, or the Compensation Committee or Executive Committee thereof, shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, in its discretion, approve a salary increase.

(ii)  Annual Incentive. The Executive shall be eligible for an annual incentive award, which may be payable in cash or stock-based compensation, on a basis no less favorable than members of the office of the Chairman of the Company (the “Annual Bonus”). The Executive shall have a target Annual Bonus (the “Target Bonus”) of $225,000.

(iii)  Long-term Incentive. In consideration of the Executive’s acceptance of employment and execution of this Agreement, the Company shall grant to the Executive non-qualified stock options (the “Initial Stock Options”) to purchase a number of shares of Common Stock of the Company (“Common Stock”) equal to the quotient of (i) One Million Dollars ($1,000,000) divided by (ii) thirty-four percent (34%) of the closing sales price for a share of Common Stock as reported in the New York City Edition of the Wall Street Journal for the fourth (4th) trading day after the Company's issuance of a press release announcing the Executive's employment as President and Chief Operating Officer of the Company (the date of such announcement, the “Announcement Date”). Twenty (20%) of the Initial Stock Options shall vest and become exercisable on each anniversary of the Announcement Date until all of the Initial Stock Options have become exercisable. The Initial Stock Options shall have a term that expires on the tenth (10th) anniversary of the Announcement Date or, if earlier, at the date and time of the Executive’s discharge with Cause (as defined herein) and an exercise price per share equal to fair market value of the Common Stock subject to the Initial Stock Options on the date of grant. The Initial Stock Options shall be evidenced by a written stock option agreement in a form prescribed by the Company that is consistent with the terms of this Agreement and otherwise is substantially the same as the form of stock option agreement used by the Company for other executive officer stock option grants as of the date of this Agreement.

(iv)  Signing Bonus. In consideration of the Executive’s acceptance of employment and execution of this Agreement, the Company shall pay to the Executive a signing bonus (the “Signing Bonus”) by delivery to the Executive of a number of shares of Common Stock equal to the quotient of (A) One Million Five Hundred Thousand Dollars ($1,500,000.00) divided by (B) the average of the closing sales price for a share of Common Stock as reported in the New York City Edition of the Wall Street Journal for each trading day during the period of seven (7) consecutive trading days commencing on the fourth (4th) trading day after the Announcement Date (such period, the “Averaging Period” and such number of shares of Common Stock, the “Bonus Stock”). The Signing Bonus shall be delivered by issuance to the Executive of a certificate evidencing the Bonus Stock with a record date of the last day of the Averaging Period. The Executive may, in his discretion, timely file an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Bonus Stock. The Bonus Stock shall vest in twenty (20) equal quarterly installments commencing with the end of the first quarter in which the Employment Commencement Date occurs, subject to acceleration upon death, Disability and termination without Cause or termination by the Executive with Good Reason.  The Signing Bonus shall be in lieu of participation during the Employment Period in any non-qualified deferred compensation or supplemental executive retirement program provided for other senior executives of the Bank or the Company, however denominated (except for any program providing for the voluntary or mandatory deferral of compensation otherwise earned and payable).

7.  Employee Benefit Plans and Programs.

(a)            Except as expressly provided herein to the contrary, during the Employment Period, the Executive shall be treated as an employee of the Bank and the Company and shall be entitled to participate in and receive benefits under any and all qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical andmajor medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank and the Company, in accordance with theterms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s and the Company’s customary practices.

(b)           The Company and the Bank shall provide the Executive and his eligible dependents with coverage under the Bank’s and the Company’s group health (including hospitalization, medical and major medical), dental and vision care plans through the last day of the first calendar month in which the both the Executive and his spouse are eligible for coverage under Medicare. In lieu thereof, the Bank and the Company may provide substitute coverage by direct payment to the carrier of the Executive’s share of premiums for continuation coverage under the corresponding plan of a prior employer or for coverage under an individual policy providing substantially equivalent benefits and approved by the Executive (which approval shall not be unreasonably withheld or delayed). The Company may require the Executive, while employed, to pay a portion of the premium cost of such coverage; provided, however, that the Executive’s dollar cost for any period shall not exceed the dollar cost borne by senior executives of the Company for corresponding coverage. Following the Executive’s termination of employment, the Company shall use all reasonable efforts to have such coverage continued and the Company may require the Executive to pay the full premium cost for such coverage (but in no event in excess of the aggregate premium cost paid by the Company and an actively employed executive for the same or substantially similar coverage), provided that if the Company cannot provide continuing coverage under its then existing plans, it shall have no obligation to acquire alternative coverage. The obligation to provide this coverage shall survive the termination of the Agreement unless the Executive is terminated with Cause or resigns without Good Reason (as defined in this Agreement).

(c)            In addition to coverage under any group-term life insurance program maintained generally for employees of the Bank and the Company, the Bank and the Company shall pay directly to the carrier all required premiums under [redacted] that are to become due during the period beginning on the Employment Commencement Date and ending on December 31, 2007. The obligation to make these payments shall survive the termination or expiration of this Agreement for any reason other than the Executive’s discharge with Cause or resignation without Good Reason (as defined in this Agreement).

8.  Indemnification and Insurance.

(a)            During the Employment Period and thereafter, the Bank and the Company shall cause the Executive to be covered by any policy or contract of insurance obtained by them to insure their respective directors and officers against personal liability for acts or omissions in connection with service as an officer or director or service in other capacities at their request. The coverage provided to the Executive pursuant to this section 8 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank and the Company.

(b)            To the maximum extent permitted under applicable law, during the Employment Period and thereafter, the Bank and the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof.

9.  Termination of Employment Due to Death.

(a)          The Executive’s employment with the Bank and the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive’s death. In such event:

(i)            The Bank and the Company shall pay to the Executive’s estate his earned but unpaid compensation (including, without limitation, salary, any Annual Incentive payable in respect of a completed fiscal year, and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 (thirty) days after the date of the Executive’s termination of employment.

(ii)            The Bank and the Company shall provide the benefits, if any, due to the Executive’s estate, surviving dependents or designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank and the Company. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 9(a)(i) and (ii) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

(b)            In addition to the Standard Termination Entitlements, in the event of the Executive’s death during the Employment Period, the entire unvested portion of the Signing Bonus and the Initial Stock Options shall vest as of the Executive’s date of death.

10.  Termination Due to Disability.

The Bank and the Company may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Company Board, or the members of the Compensation Committee or Executive Committee thereof, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at leastsixty (60) days during the period of six (6) months beginning with the date of the determination. In such event:

(a)            The Bank shall pay and deliver to the Executive (or in the event of his death before payment, to his estate, surviving dependents or beneficiaries, as applicable) the Standard Termination Entitlements.

(b)            In addition to the Standard Termination Entitlements (i) the Signing Bonus and the Initial Stock Options shall continue to vest as if the Executive remained in the active service of the Bank and the Company and (ii) upon the Executive’s death prior to full vesting, any unvested portion of the Signing Bonus and the Initial Stock Options shall vest as of the Executive’s date of death.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Bank and the Company and shall take effect on the later of the effective date of termination specified in such notice or sixty (60) days after the date on which the notice of termination is deemed given to the Executive.

11.  Discharge with Cause.

(a)  The Bank and the Company may terminate the Executive’s employment during the Employment Period, and such termination shall be deemed to have occurred with “Cause” only if the Company Board and the Bank Board, by majority vote of their entire membership, each determines that the Executive (i) has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, the Executive’s inability to perform such duties as a result of drug or alcohol dependency); (ii) has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned duties; (iii) has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other circumstance likely, in the reasonable judgment of the Company Board and Bank Board, to have a material adverse effect on the Bank and the Company or their business, operations or reputation taken as a whole; (iv) has violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Bank in his performance of services for the Bank or the Company or the Company’s or the Bank’s Code of Conduct; or (v) has willfully and intentionally breached the material terms of this Agreement in any material respect. For purposes of this section 11, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank and the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company Board or the Bank Board or the Executive Committee thereof or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank and the Company. Termination with Cause shall be effected by written notice to the Executivesetting forth with particularity the grounds for termination.

(b)  If the Executive is discharged during the Employment Period with Cause, the Bank and the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only; any unvested Bonus Stock, any unexercised options to purchase Common Stock, whether or not vested shall be forfeited. While a proceeding to discharge the Executive with Cause is pending, the Company Board and the Bank Board may, by written notice to the Executive, temporarily suspend the Executive’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation and the vesting of Bonus Stock and the exercise of stock options, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged within ninety (90) days after the commencement of such a suspension, payments of salary and cash compensation shall resume, and all compensation withheld during the period of suspension shall be promptly restored. If the Executive is discharged without Cause during such ninety (90) day period, all compensation withheld during the period of suspension shall be promptly restored and shall be paid in addition to amounts due to the Executive under this Agreement on account of his discharge without Cause. If the Executive is discharged with Cause not later than ninety (90) days after the commencement of such a suspension, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements.

12.  Discharge without Cause.

The Bank may discharge the Executive at any time during the Employment Period and, unless such discharge constitutes a discharge with Cause:

(a)            The Bank shall pay and deliver to the Executive (or in the event of his death before payment, to his estate, surviving dependents or beneficiaries, as applicable) the Standard Termination Entitlements.

(b)            In addition to the Standard Termination Entitlements:

(i)            The shares of Bonus Stock (if any) and the Initial Stock Options that are not vested as of the date of termination of employment) shall vest as of the date of termination of employment.

(ii)            The Bank or the Company shall pay to the Executive (or, in the event of his death, his estate or designated beneficiaries) ten (10) business days after termination of employment a pro rata Annual Bonus for the year of termination based on the Target Bonus.

(iii)            The Bank or the Company shall pay to the Executive (or, in the event of his death, his estate or designated beneficiaries) ten (10) business days after termination of employment, an additional lump sum payment equal to two times the sum of the Executive’s most recent Base Salary plus the Executive’s Target Bonus.

(iv)            If the Executive’s termination of employment occurs upon, following or in connection with a Change of Control (as defined in this Agreement), (A) any options to purchase Common Stock (including but not limited to Initial Stock Options) and any unvested restricted stock or other Common Stock or stock-based awards that are scheduled to vest during the Remaining Unexpired Employment Period shall vest as of the date of termination of employment and (B) if the Remaining Unexpired Employment Period is less than 3 years, the Company shall pay to the Executive (or, in the event of his death, his estate or designated beneficiaries), subject to Section 21, ten (10) business days after termination of employment a lump sum payment equal to three times the sum of the Executive’s most recent Base Salary plus the Executive’s Target Bonus in lieu of the payment described in section 12(b)(iii).

The payments and benefits enumerated in section 12(b)(i), (ii), (iii) and (iv) shall be referred to collectively in this Agreement as the “Additional Termination Entitlements”.

13.  Resignation.

(a)            The Executive may resign from his employment with the Bank and the Company any time. A resignation under this section 13 shall be effected by notice of resignation given by the Executive to the Bank and the Company and shall take effect on the effective date of termination specified in such notice (which shall in no event be sooner than sixty (60) days after the notice is deemed given) or such earlier or later date as the Executive, the Company and the Bank may mutually agree upon. The Executive’s resignation of any of the positions within the Bank and the Company to which he has been assigned shall be deemed a resignation from all such positions unless the Bank, the Company and the Executor agree in writing otherwise.

(b)            The Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within six (6) months after any of the following, where the Executive has given the Company notice of such event and a reasonable opportunity to cure:

(i)            the failure of the Bank or the Company (whether by act or omission of the Bank Board, the Company Board or otherwise), to appoint or re-appoint or elect or re-elect the Executive to the position(s) with the Bank or the Company that he holds immediately prior to such failure, or to a more senior position;

(ii)            the failure of the Bank’s shareholders or the Company’s shareholders to elect or re-elect the Executive to membership at the expiration of his term of membership (whether or not the Executive is a nominee for election), unless such failure is a result of the Executive’s refusal to stand for election or attainment of a mandatory retirement age generally imposed all employee-members of the Board;

(iii)            a material failure by the Bank or the Company, whether by amendment of its certificate of incorporation or organization, by-laws, action of its Board or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement or the functions, duties and responsibilities associated with a more senior position, provided that the Executive shall have given written notice of such failure to the Bank and the Company, and the Bank and the Company shall not have substantially cured such failure within thirty (30) days after such notice is deemed given;

(iv)            any reduction of the Executive’s rate of Base Salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive’s cash compensation as and when due;

(v)            any change in the terms and conditions of any compensation or benefit program in which the Executive participates (other than an across-the-board change having substantially the same effect on all similarly situated employees) which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given written notice of such material adverse effect to the Bank and the Company, and the Bank and the Company shall not have substantially cured such failure within thirty (30) days after such notice is deemed given;

(vii)            any material breach by the Bank or the Company of any material term, condition or covenant contained in this Agreement (including but not limited any failure to provide the Executive with a Recommended Compensation Package for any portion of the Employment Period after the Initial Employment Period; provided that the Executive shall have given notice of such material breach to the Bank and the Company, and the Bank and the Company shall not have substantially cured such breach within thirty (30) days after such notice is deemed given; or

(viii)          a change in the Executive’s principal place of employment to a place that is not the principal executive office of the Company or other mutually agreeable location, or a relocation of the Company’s principal executive office to a location that is both more than twenty-five miles farther away from the Executive’s principal residence than the distance between the Executive’s principal residence and principal place of employment immediately prior to the change or relocation and more than fifty (50) miles away from the location of the Bank’s principal executive office on the date of this Agreement.

In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c)  In the event of the Executive’s resignation, the Bank and the Company shall pay and deliver the Standard Termination Entitlements. In addition, if the Executive’s resignation is deemed to be a resignation with Good Reason, the Bank and the Company shall also pay and deliver the Additional Termination Entitlements.

14.  Terms and Conditions of the Additional Termination Entitlements.

The Bank, the Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Bank, the Company and the Executive further agree that the Bank and the Company may condition the payment and delivery of the Additional Termination Entitlements on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate and on the execution by the Executive of a reasonable release of the Company and the Bank that is limited to employment-related claims.

15.  Definition of “Change of Control.”

For the purpose of this Agreement, a "Change of Control" shall mean:

            (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this section 15; or

            (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person(excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

16.  Excise Tax.

(a)            Anything in this Agreement to the contrary notwithstanding, in the event that Crowe Chizek and Company LLC or such other accounting firm as shall be designated by the Company prior to the effective time of a Change of Control (the “Accounting Firm”) shall determine that receipt of all payments, benefits or distributions by the Company or its affiliates in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement that are taxable in the year in which the change in ownership or control occurs (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

(b)            If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in the Executive’s sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value (determined for all purposes of section 16 of this Agreement in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code) of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of the Executive’s election within ten days of the Executive’s receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this section 16 shall be binding upon the Company and the Executive in the absence of manifest error and shall be made within 60 days of the effective time of the Change of Control. As promptly as practicable following such determination, the Company shall pay to or distribute for the Executive’s benefit such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the Executive’s benefit in the future such Agreement Payments as become due to the Executive under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)            As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under section 1 and section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)            For purposes hereof, the following terms have the meanings set forth below:

(i)            “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to section 16(a).

(ii)            “Net After-Tax Receipt” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

17.  Confidentiality.

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company, any material document or information obtained from the Company, or from its subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 18 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is compelled under applicable law; in such Event, the Executive shall, to the extent practicable under the circumstances, notify the Company in advance of and afford the Company an opportunity, at its own expense, to take action to prevent or limit the scope of such participation or disclosure.

18.  Noncompetition.

(a)            The Executive agrees that, while he is employed by the Company and for one year thereafter he will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he directly or indirectly, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business engaged in the financial services business (a “Competing Business”) in any city or county in which the Company or its affiliates operates a commercial banking or other material financial services business which is a material part of such business and is in material competition with the business conducted by the Company at the time of the termination of his employment with the Company. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. In no event shall services in any capacity described on Exhibit A attached here to be deemed a violation of this section 18(a). In no event shall the Executive have any obligation under this Section 18(a) following a Change of Control.

(b)            The Executive acknowledges that the Company would be irreparably injured by a violation of this section 18 or of section 17 or section 19 and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of sections 17, 18 or 19. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

19.  Solicitation.

The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank and the Company, he shall not, without the written consent of the Company, either directly or indirectly:

(a)            solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the cities and counties in which the Bank maintains an office as of the date of the executive’s termination of employment;

(b)            provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the cities and counties specified in section 16 that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or conducting any other banking business in direct or indirect competition with the Company and its subsidiaries within the cities and counties specified in section 19(a);

(c)            solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of (i) causing any customer of the Company or its subsidiaries to terminate an existing business or commercial relationship with them or (ii) interfering with their efforts to establish a business or commercial relationship with any person or entity known by the Executive to have been identified by the Company or its subsidiaries as a potential customer as of the date of the Executive’s termination of employment.

20.  No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company, the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s and Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank or the Company from time to time.

21.  Mandatory Deferral of Compensation; Section 409A.

(a)  Notwithstanding anything in this Agreement to the contrary, if, in the written opinion of the Company’s independent tax advisors, any payment or vesting of any compensation, other than Bonus Stock or resulting from the exercise of stock options, during a taxable year would be nondeductible for federal income tax purposes for such taxable year due to the application of section 162(m) of the Code (or the corresponding provisions of any succeeding statute) but would be deductible for such taxable year if section 162(m) of the Code (or corresponding provision of a succeeding statute) did not apply, the payment or delivery of such nondeductible compensation shall be deferred. For each taxable year, such mandatory deferral shall be applied in reverse chronological order such that the last payments due and payable for a taxable year are the first payments to be subject to the mandatory deferral. All such deferred compensation shall be deposited in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Executive with the approval of the Company (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Executive (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”). Deferred compensation payable in shares of Common Stock shall be deposited in such shares of Common Stock and, when distributed, shall be distributed in kind. Deferred Compensation payable in cash shall be deposited in cash. Provision shall be made for deferred compensation deposited in cash, as well as accumulated cash dividends received with respect to deposited Common Stock, to be adjusted for investment returns on the basis of investment benchmarks selected by the Executive from time to time with the approval of the Company (which approval shall not be unreasonably withheld or delayed). Deferred Common Stock and other amounts deferred hereunder (as adjusted for investment returns) shall be distributed to the Executive at the earliest of (a) January 1 of the calendar year following the calendar year in which the Executive’s termination of service (within the meaning of section 409A of the Code) occurs, (b) the Executive’s death; or (c) immediately prior to the occurrence of a change in control of the Company (within the meaning of section 409A of the Code), or, if later, at the earliest date permitted under section 409A of the Code and the regulations thereunder. This section shall be construed, administered and enforced so as to prevent the imposition of an excise tax on the Executive under section 409A of the Code. Compensation deferred under this section 21 shall be 100% vested.

(b)  Notwithstanding anything in this Agreement to the contrary, to the extent necessary to comply with section 409A of the Internal Revenue Code of 1986, no Additional Termination Entitlements shall be paid, and the payment of Additional Termination Entitlements shall be deferred if necessary, until the date of the Executive’s separation from service (within the meaning of section 409A of the Internal Revenue Code of 1986).  In addition, if the Executive is a “specified employee” within the meaning of section 409A of the Internal Revenue Code of 1986) on the date of his separation from service (within the meaning of section 409A of the Internal Revenue Code of 1986), payments that become due under this Agreement as a result of the Executive’s separation from service shall be deferred until the first business day that is six months and one day after such separation fro service.    The amount of any payments required to deferred under this section 21(b) shall be deposited in a Rabbi Trust for investment pending distribution to the Executive; the payments due to the executive shall be increased to reflect the investment earnings of the Rabbi Trust. If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A or in order to comply with the provisions of section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

22.  Provisions Relating to Common Stock.

(a)            In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Common stock for other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent the dilution or enlargement of the rights of the Executive with respect to Bonus Stock or Initial Stock Options deliverable under this Agreement, the Company Board or its Compensation Committee shall, in such manner as it may determine, adjust any or all of (i) the number and kind of securities underlying Bonus Stock and Initial Stock Options, and (iii) the exercise price of Initial Stock Options, to prevent such dilution or enlargement.

(b)            As soon as practicable, the Company shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 covering a sufficient number of shares of Common Stock to provide for all of the Common Stock contemplated to be issued or delivered to the Executive under this Agreement. Thereafter, the Company shall take all actions required to maintain the effectiveness of such registration statement until all Common Stock issuable or deliverable to the Executive under this Agreement has been so issued and/or delivered or the Company’s obligation to issue or deliver any such Common Stock has lapsed.

23.  Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank and the Company and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank and the Company may be sold or otherwise transferred. Failure of the Bank or the Company to obtain from any successor its express written assumption of their obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

24.  Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive, to the most recent address on file for him in the Company’s or the Bank’s personnel records, with a copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, NY 10281
Attention: W. Edward Bright, Esq.

If to the Bank:

Two Jericho Plaza
Jericho, New York  11753
Attention: General Counsel

If to the Company:

Two Jericho Plaza
Jericho, New York  11753
Attention: General Counsel

25.  Reimbursement for Attorneys’ Fees.

The Company shall indemnify the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action suit or proceeding in which he may be involved as a result of his efforts, in good faith, to defend or enforce his rights under this Agreement; provided, however, that he shall have substantially prevailed on the merits. The Company shall reimburse the Executive for his reasonable attorneys’ fees and costs incurred in the structuring and negotiation of this Agreement.

26.  Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

27.  Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

28.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

29.  Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York by parties all of whom are citizens and residents of the State of New York.

30.  Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

31.  Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

32.  Non-Duplication.

Any compensation or benefits provided to the Executive by any direct or indirect subsidiary of the Company or the Bank shall be applied to offset the obligations of the Company and the Bank hereunder in such manner as the Company and the Bank may mutually agree, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company, the Bank and all of their respective direct or indirect subsidiaries and affiliates.

33.  Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

In Witness Whereof, the Bank and the Company have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

____________________________________
           Thomas M. O’Brien

State Bancorp, Inc.

Attest:

By: _________________                                                                            By: _______________________________
Name: Janice Clark                                                                                         Name: Patricia M. Schaubeck
Title: Secretary                                                                           Title: General Counsel

State Bank of Long Island

Attest:

By: __________________                                                                        By: ________________________________.
Name: Janice Clark                                                                                        Name: Patricia M. Schaubeck
Title: Secretary                                                                           Title: General Counsel

EXHIBIT A

Prudential Insurance Company of America. Serve as Independent Trustee of the $65B mutual fund complex.

Catholic Healthcare System of NY. Serve as trustee and finance chair. Catholic Healthcare Foundation, Inc. Serve as trustee of affiliated charitable foundation.

Niagara University. Member of the Board of Trustees

Friendly Sons of St. Patrick in the City of New York. 1st Vice President.

Galway Bay Foundation, Inc. President & Founder of personal charitable foundation specializing in supporting programs for the emotionally/physically challenged, affordable housing and educational institutions.

Jacob Marley Foundation, Manhasset, NY. Secretary/Treasurer of foundation created by close friend lost on Sept. 11, 2001. Dedicated to working with disadvantaged populations in Manhasset, Great Neck and Bayshore, LI.